CONSULTING AGREEMENT

This Consulting Agreement is dated as of October 21, 2013 between Endeavor IP, Inc., a Nevada corporation (the “Company”), and Harvey Kesner (the “Consultant”).

WHEREAS, the Consultant has provided the Company with certain SEC related legal services in connection with the Company’s business (the “Services”), and the Consultant has provided such Services for which the Company is indebted to the Consultant through August 30, 2013 in an amount equal to $50,000 (the “Owed Amount”);

WHEREAS, the Company wishes to issue shares of its common stock for such Services rendered in satisfaction of fifty percent (50%) the Owed Amount;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.           The Company shall issue to the Consultant, in consideration for the Services and in satisfaction of fifty percent (50%) of the Owed Amount, 47,619 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”).    The remaining $25,000 of the Owed Amount shall be paid to Consultant’s law firm Sichenzia Ross Friedman Ference LLP in cash.

2.           The Company shall register the 47,619 Shares of its common stock on a Form S-8 to cover the issuances under this Consulting Agreement.  The registration statement shall be filed promptly following the execution of this Consulting Agreement.

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the parties as of the date first above written.

CONSULTANT

/s/ Harvey Kesner
Harvey Kesner

The Company:

ENDEAVOR IP, INC.

By: /s/Cameron Gray
Name: Cameron Gray
Title: Chief Executive officer